MATERIAL SUBSIDIARIES
                              ---------------------


Name                                        State of Incorporation             % Owned
----                                        ----------------------             -------
(i)      M. Sobol, Inc.                             New York                     100%

(ii)     Allou Distributors, Inc.                   New York                     100%

(iii)    Allou Personal Care Corporation            New York                     100%

(iv)     Direct Fragrances, Inc.                    New York                     100%